EXHIBIT 21.1
                          SUBSIDIARIES

         NAME                         STATE OF INCORPORATION
Ameritel Communications, Inc.               Delaware

Blue Chip Marketing, Inc.                   Delaware

Interactive Display Technologies, Inc.      Delaware

International Cellular Communications Ltd.  Delaware

Tele-Com Services, Inc.                     Delaware

U.S. Communications, Inc.                   Delaware

U.S. Communications of Puerto Rico, Inc.    Puerto Rico

U.S. Paging Services, Inc.                  Delaware

U.S. Personal Communications, Inc.          Delaware

Wireless Communication Centers, Inc.        Delaware